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                                                                   EXHIBIT 3.102

                            ARTICLES OF INCORPORATION
                                       OF
                        THE PROGRESSIVE STEP CORPORATION

                  The undersigned, acting as incorporator under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, adopts the following Articles of Incorporation.

                                   ARTICLE I
                                      NAME

                  The name of the corporation shall be The Progressive Step Corporation.

                                   ARTICLE II
                                    DIRECTORS

                  The number of directors shall be as provided in the by-laws of the corporation.

                                  ARTICLE III
                           REGISTERED AGENT AND OFFICE

                  The address of the initial registered office of the corporation and the name of the initial registered agent of the corporation at such address are: Roch Carter, 105 West Michigan Street, Milwaukee, Wisconsin 53203.

                                   ARTICLE IV
                                  INCORPORATOR

                  The name and address of the incorporator is: Lori A. Henley, Esq., 105 West Michigan Street, Milwaukee, Wisconsin 53203.

                                   ARTICLE V
                                    AMENDMENT

                  These Articles may be amended in the manner authorized by law at the time of amendment.

                                   ARTICLE VI
                                     SHARES

                  The aggregate number of shares of stock which the corporation shall have authority to issue shall be Nine Thousand (9,000) shares of common stock of the par value of One Dollar ($1.00) per share.

                  The Board of Directors of the corporation may, within the limits and in the manner set forth in the Wisconsin Business Corporation Law, determine, with respect to any class of shares, the preferences, limitations and relative rights, in whole or in part, before the issuance of such shares.


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                  The Board of Directors may further create one or more series within a class of stock, and, with respect to any such series, determine the number of shares of such series, the distinguishing designation and the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that series.

                                  ARTICLE VII
                            CONSIDERATION FOR SHARES

                  The corporation's authority to issue shares of the corporation's capital stock for consideration other than cash or tangible property and to place such shares in escrow and make other arrangements to restrict their transfer or concerning payment of the consideration for such shares, all in accordance with the Wisconsin Business Corporation Law, shall be reserved to the shareholders of the corporation.

                                  ARTICLE VIII
                                  STOCK RIGHTS

                  Except as may be limited by the Wisconsin Business Corporation Law, the holders of capital stock of the corporation shall have preemptive rights to acquire the corporation's unissued shares of such capital stock.







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